Mueller Industries, Inc. Reports First Quarter 2012 Results

MEMPHIS, Tenn., April 24, 2012 /PRNewswire/ -- Mueller Industries, Inc. (NYSE: MLI), announced today that net income was $32.6 million, or 85 cents per diluted share, for the first quarter of 2012. This compares with net income of $40.6 million, or $1.07 per diluted share, for the same period of 2011. Net sales in the first quarter of 2012 were $577.7 million which compares with $687.7 million in the first quarter a year ago.

Both the first quarters of 2012 and 2011 had unusual items included in net income. The first quarter of 2012 includes the effects of a LIFO gain of $8.0 million, or 13 cents per diluted share, and a gain on the settlement of an insurance claim of $1.5 million, or two cents per diluted share. In 2011, income of 18 cents per diluted share was included, resulting from the favorable settlement of a legal action. Excluding these unusual items, Mueller's net income for the first quarter of 2012 was $26.6 million, or 69 cents per diluted share, compared with $33.8 million, or 89 cents per diluted share, for the first quarter of 2011.

Financial and Operating Highlights

  The first quarter of 2011 was a 14-week period while the first quarter of 2012 was a 13-week period.  Approximately one-half of the decrease in net sales for the first quarter of 2012 was attributable to the extra week of business in the first quarter of 2011.  The balance of the decrease was principally due to lower raw material costs which are passed on to customers in reduced selling prices.  The Comex average price of copper was $3.78 per pound in the first quarter of 2012, which compares with $4.39 in the first quarter of 2011.

  The Plumbing & Refrigeration segment posted operating earnings of $28.3 million.  Net sales for the first quarter of 2012 totaled $315.4 million.  In the same period a year ago, comparable segment earnings were $29.7 million on net sales of $380.6 million.  Lower earnings were primarily due to the factors noted above coupled with some margin erosion.

  The OEM segment posted operating earnings of $24.7 million during the first quarter of 2012 on net sales of $271.0 million, which compares with operating income of $29.6 million on net sales of $319.3 million for the same period in 2011.

  Stockholders' equity was $893.1 million which equates to a book value per share of $23.35.

  Mueller ended the quarter with $526.9 million in cash, or $13.78 per share.  Working capital was $846.4 million.

  As of quarter end, the debt to total capitalization ratio was 17.7 percent, and the current ratio was 4.1 to 1.

Business Outlook for 2012

Regarding the outlook for 2012, Greg Christopher, CEO said, "We expect that the construction market will recover. The question is 'when.' No one knows the answer, but there are encouraging signs. Building permits for single-family homes and apartments in March 2012 were 30 percent higher than a year before. Permits are an excellent indicator of future business. In addition, home prices are affordable and mortgage rates are low. Although the recovery date is uncertain, Mueller is well prepared to ramp-up production when it occurs."

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter Ended
	March 31,	April 2,
	2012	2011
	(Unaudited)

Net sales	$ 577,668	$ 687,681

Cost of goods sold	493,175	589,874
Depreciation and amortization	7,529	9,699
Selling, general, and administrative expense	31,602	35,369
Litigation settlement	-	(10,500)
Insurance settlement	(1,500)	-

Operating income	46,862	63,239

Interest expense	(2,637)	(3,348)
Other income, net	254	1,059

Income before income taxes	44,479	60,950

Income tax expense	(11,662)	(20,408)

Consolidated net income	32,817	40,542

Net (income) loss attributable to noncontrolling interest	(218)	45

Net income attributable to Mueller Industries, Inc.	$ 32,599	$ 40,587

Weighted average shares
for basic earnings per share	38,014	37,723
Effect of dilutive stock-based awards	444	263

Adjusted weighted average shares
for diluted earnings per share	38,458	37,986

Basic earnings per share	$ 0.86	$ 1.08

Diluted earnings per share	$ 0.85	$ 1.07

Dividends per share	$ 0.10	$ 0.10

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$ 315,354	$ 380,589
OEM Segment	270,976	319,336
Elimination of intersegment sales	(8,662)	(12,244)

Net sales	$ 577,668	$ 687,681

Operating income:
Plumbing & Refrigeration Segment	$ 28,258	$ 29,683
OEM Segment	24,725	29,646
Unallocated expenses	(6,121)	3,910

Operating income	$ 46,862	$ 63,239

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 526,885	$ 514,162
Accounts receivable, net	315,346	250,027
Inventories	236,310	219,193
Other current assets	43,679	43,317

Total current assets	1,122,220	1,026,699

Property, plant, and equipment, net	206,719	203,744
Other assets	117,023	117,161

	$ 1,445,962	$ 1,347,604

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$ 42,590	$ 41,265
Accounts payable	97,836	65,545
Other current liabilities	135,378	106,434

Total current liabilities	275,804	213,244

Long-term debt	156,226	156,476
Pension and postretirement liabilities	54,367	54,244
Environmental reserves	22,771	22,892
Deferred income taxes	13,187	14,856
Other noncurrent liabilities	889	1,130

Total liabilities	523,244	462,842

Total Mueller Industries, Inc. stockholders' equity	893,065	855,688
Noncontrolling interest	29,653	29,074

Total equity	922,718	884,762

	$ 1,445,962	$ 1,347,604

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Quarter Ended
	March 31,	April 2,
	2012	2011
	(Unaudited)
Operating activities:
Consolidated net income	$ 32,817	$ 40,542
Reconciliation of net income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,621	9,769
Stock-based compensation expense	898	764
Insurance settlement	(1,500)	-
Insurance proceeds - noncapital related	9,000	-
Loss (gain) on disposal of properties	26	(268)
Deferred income taxes	(2,470)	(1,924)
Income tax benefit from exercise of stock options	(21)	-
Changes in assets and liabilities:
Receivables	(66,992)	(80,974)
Inventories	(13,744)	(13,471)
Other assets	(1,294)	2,640
Current liabilities	24,688	70,387
Other liabilities	151	(1,084)
Other, net	38	(548)

Net cash (used in) provided by operating activities	(10,782)	25,833

Investing activities:
Capital expenditures	(9,340)	(5,050)
Business acquired	-	(6,882)
Insurance proceeds for property damage	32,500	-
Net withdrawals from restricted cash balances	2,166	261
Proceeds from sales of properties	87	132

Net cash provided by (used in) investing activities	25,413	(11,539)

Financing activities:
Dividends paid	(3,802)	(3,772)
Debt issuance costs	-	(1,942)
Issuance of debt by joint venture, net	899	9,689
Repayment of long-term debt	(250)	-
Net proceeds from the exercise of stock options	73	7
Income tax benefit from exercise of stock options	21	-

Net cash (used in) provided by financing activities	(3,059)	3,982

Effect of exchange rate changes on cash	1,151	1,507

Increase in cash and cash equivalents	12,723	19,783

Cash and cash equivalents at the beginning of the period	514,162	394,139

Cash and cash equivalents at the end of the period	$ 526,885	$ 413,922

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET INCOME AS REPORTED
TO NET INCOME BEFORE LIFO GAIN, INSURANCE SETTLEMENT AND LITIGATION SETTLEMENT
(In thousands, except per share data)

Earnings without the LIFO gain and insurance settlement in 2012 and without the litigation settlement in 2011 is a measurement not derived in accordance with generally accepted accounting principles (GAAP).  Excluding the LIFO gain, insurance settlement, and litigation settlement is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  The LIFO gain resulted from deferred recognition of a 2011 decrement and the insurance settlement was related to a 2009 claim at the Company's Fulton, Mississippi, copper tube mill.  The litigation settlement resulted from the collection of proceeds from the lawsuit against Peter Berkman, Jeffrey Berkman, and Homewerks Worldwide LLC, the results of which are not impacted by daily operations. Reconciliations of earnings without the LIFO gain, insurance settlement, and litigation settlement to net income as reported are as follows:

	For the Quarter Ended March 31, 2012

		Impact of	Impact of
	As	LIFO	Insurance
	Reported	Gain	Settlement	Pro forma
	(Unaudited)

Operating income	$ 46,862	$ (7,979)	$ (1,500)	$ 37,383

Interest expense	(2,637)	-	-	(2,637)
Other income, net	254	-	-	254

Income before income taxes	44,479	(7,979)	(1,500)	35,000
Income tax expense	(11,662)	2,872	585	(8,205)

Consolidated net income	32,817	(5,107)	(915)	26,795

Net income attributable to noncontrolling interest	(218)	-	-	(218)

Net income attributable to Mueller Industries, Inc.	$ 32,599	$ (5,107)	$ (915)	$ 26,577

Diluted earnings per share	$ 0.85	$ (0.13)	$ (0.02)	$ 0.69

	For the Quarter Ended April 2, 2011

		Impact of
	As	Litigation
	Reported	Settlement	Pro forma
	(Unaudited)

Operating income	$ 63,239	$ (10,500)	$ 52,739

Interest expense	(3,348)	-	(3,348)
Other income, net	1,059	-	1,059

Income before income taxes	60,950	(10,500)	50,450
Income tax expense	(20,408)	3,675	(16,733)

Consolidated net income	40,542	(6,825)	33,717

Net loss attributable to noncontrolling interest	45	-	45

Net income attributable to Mueller Industries, Inc.	$ 40,587	$ (6,825)	$ 33,762

Diluted earnings per share	$ 1.07	$ (0.18)	$ 0.89

CONTACT: Kent A. McKee, +1-901-753-3208